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                                                                   Exhibit 10.25

                     [GRIC Communications, Inc. Letterhead]


July 27, 2000

Stanley T. Hayami
21 Intervale Road
Sudbury, MA  01776


Dear Stanley:

It is our pleasure to offer you employment at GRIC Communications, Inc., in the position of Vice President, GRICphone, initially reporting to Dr. Hong Chen, President and Chief Executive Officer. The Company is currently searching for a Chief Operating Officer (COO) and upon hire, this position will report to the COO.

     COMPENSATION: Your initial compensation is based on a semi-monthly base salary of $7,500.00, which is equivalent to $180,000.00 per year, and is subject to annual review. Paydays are twice monthly, on the 15th and the last working day of each month. You will also be eligible for an annualized target incentive bonus equal to 30% of your base salary ($54,000 at 100% of Plan). This bonus will be payable annually in accordance with GRIC's then current incentive bonus program and will be based partially on the achievement of mutually agreed performance objectives and partially on the attainment of corporate objectives.

     EMPLOYEE STOCK OPTION: After your acceptance of this offer, we will recommend to the Board of Directors that you be granted an option to purchase up to 50,000 shares of GRIC's common stock, at an exercise price equal to the closing price of GRIC Communications, Inc. common stock on The Nasdaq National Market on the date of grant. This option would be subject to the Company's standard vesting schedule (20% after ten months and 2% per month thereafter) and vesting would commence as of your date of employment.

     Should the Company, or it successor elect to terminate your employment within one year as Vice President of GRICphone without cause following and acquisition or merger of the Company involving a change in control, the option vesting described above shall be accelerated as to occur automatically on the date of such termination, without regard to satisfaction of the conditions to vesting that would otherwise apply.

     RELOCATION: To assist in your relocation to Northern California, the company will provide the following benefits: One househunting trip for you and your family, temporary living for 60 days, car rental and cost of meals for 60 days, moving of reasonable and customary household goods and cost of coach air transportation to new location for you and your immediate family. In addition, as stated in the attached "Relocation Agreement," the Company will provide you with a bonus totaling $70,000. This bonus has two components and will be paid as follows: A one-time Home Selling Allowance of $20,000 will be distributed in four (4) $5,000 payments. These payments will be included in your first four regular payroll checks. The remaining Mortgage Differential portion of the bonus equaling $50,000 will be distributed over 50 pay periods (25 months) at the rate of $1,000 per pay period. Please read carefully the Relocation Agreement. Payments will begin upon the Company's receipt, of this Agreement, but not before your actual date of hire.

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     EMPLOYEE BENEFITS: You will be eligible to participate in the full range of employee benefits, including medical, dental, vision, life, accidental death and dismemberment, disability, 401k, employee stock purchase, and paid time off plans. Coverage is available under the terms of the insurance plans on your first day of active employment. You will be provided with the related policies and procedures that explain these benefits.

     TERMS OF EMPLOYMENT: Your employment will be considered "at-will" and will continue for an indefinite term. Employment at will means that either you or the Company may terminate the employment relationship at any time for any reason, with or without cause.

This letter is not intended to confer contractual rights of any kind upon any employee, or to create contractual obligations of any kind on GRIC Communications. GRIC's relationship with all of its employees is on an "at will" basis. While we expect that the relationship between you and the Company will be rewarding and mutually beneficial, either the Company or the employee can terminate the employment relationship at any time with or without notice and for any reason or for no reason.

     TERMINATION OF EMPLOYMENT: The Company may terminate your employment at any time without cause. If the Company terminates your employment without cause, the Company will provide a severance payment equivalent to six (6) months' base salary, payable in accordance with the Company's normal payroll policies. Additionally, the Company will provide you with up to six (6) months' company-paid insurance continuation following the date of your termination. Such insurance continuation will be provided for up to six (6) months unless comparable benefits are otherwise provided to you by a third party. Such benefits are separate from your then-existing COBRA rights and extend to GRIC-related insurance benefits at your cost for an additional period of time.

The Company may also terminate your employment for cause in it sole discretion. For the purpose of this Offer of Employment, cause shall be defined as:

     1. Failure to continually and substantially perform the reasonably assigned responsibilities of the position in an acceptable manner, gross negligence, gross misconduct, habitual neglect of duties, criminal acts, violation of any state or federal securities laws, commission of a felony involving fraud or dishonesty, violation of written lawful policies or written instructions of the Board of Directors, or commencement of employment or any other business arrangements with another employer while you are an employee of the Company.

     2.    Your death, or your total disability lasting more than 90 days.

     TERMINATION OF EMPLOYMENT WITH CAUSE: If the Company terminates your employment with cause, the Company will provide you with a severance payment equivalent to three (3) months' base salary, payable in accordance with the Company's normal payroll policies. However, if the cause for termination relates to a violation by you of state or federal law, then you will receive no severance payment from the Company.

Additionally, unless the cause for termination relates to violation by you of state or federal law, the Company will provide you with up to three months of company-paid insurance continuation following the date of your termination. Such insurance continuation will be provided for up to three (3) months unless comparable benefits are otherwise provided to you by a third party. Such benefits are separate from your then-existing COBRA rights and extend to GRIC-related insurance benefits at your cost for an additional period of time.

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     CONFIDENTIALITY: GRIC requires that you sign a Confidentiality Agreement as a condition of employment.

Employment with GRIC Communications, Inc. is contingent upon meeting Company requirements, which include completing all necessary work related forms, producing applicable documents as required by the Immigration Conform and Control Act of 1986, and other such documents. Failure to comply will result in the rescinding of our offer of employment.

By accepting employment with the Company, you agree to be bound by its policies and procedures, including and Employee Non-Disclosure, Conflicts of Interest and Proprietary Rights Agreement, which you will be asked to sign on your hire date. This offer letter is the entire initial basic agreement for position, compensation, reporting relationship and employee benefits. By signing below, you acknowledge that you have not been induced to accept employment by any representations or statements, oral or written, not contained in this letter.

Welcome to GRIC Communications! We look forward to a long and prosperous relationship. We expect you will have a significant and positive impact on the future growth and success of GRIC Communications, Inc. If you agree with the terms stated in this letter and the attached Relocation Agreement, please sign below to indicate your acceptance, and return this letter to me as soon as possible.

Sincerely,

/s/ Barron B. Cox
Barron B. Cox
Vice President of Human Resources


                                 Accepted:  /s/ Stanley Hayami        8/28/00
                                          --------------------------------------
                                             Stanley Hayami             Date

                                 Anticipated start date: August 28, 2000
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                         RELOCATION AGREEMENT

Effective on August 28, 2000, I, Stanley Hayami, accept payment by GRIC Communications, Inc.

(referred to hereafter as "GRIC" or the "Company") of certain relocation costs from my principal resident in Sudbury, Massachusetts ("Sudbury Home"), to my new

home in Northern California (exclusive of the one-time $20,000 allowance to help defray the cost of selling the Sudbury Home), as outlined in that certain offer of employment letter from the Company dated July 28, 2000 (referred to hereafter as the "Relocation Amount"), on the following terms and conditions:

1. If I remain a full-time GRIC employee for twelve (12) months from the effective date, I shall have no obligation to repay any of the Relocation Amount.

2. If I voluntarily terminate my employment (i.e., of my own free will) within one year from the effective date, I agree to repay to GRIC a portion of the Relocation Amount, to be calculated as follows:

         Beginning on the effective date of each full calendar month that I have worked, 1/12th of the Relocation Amount is forgiven, and I shall pay the portion of the Relocation Amount to GRIC on demand. Repayment will be made by any or all of the following methods.

         a.      By cash

         b. By deduction from my salary or wages of any cost owed, which I hereby authorize GRIC to make upon notice to GRIC of my termination.

         c. By using any of my monies held in any GRIC stock purchase plan. I hereby assign to GRIC any funds in the plan I may have to pay costs owed. I agree to execute any documents necessary to release said assigned monies for repayment. No other assignment exists in connection with the above-described plan.

         d. By applying business expense report reimbursement owed me by GRIC.

3. I understand that certain reimbursements and allowances paid to me in connection with my relocation must be included as a part of my gross income and therefore may be subject to tax.

         I also understand that while I can deduct some of the expenses related to my relocation, according to IRS guidelines, I must have receipts to show my actual expenses. I UNDERSTAND THAT IF AUDITED BY THE IRS AND THERE HAVE BEEN NO RECEIPTS KEPT, I CAN BE LIABLE FOR TAXES DUE.

4. I understand that nothing in this agreement ensures me of a continuing position with the Company or in anyway changes my right or the Company's right to end the employment relationship as either of us deems necessary.



/s/ Stanley Hayami                              August 28, 2000
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Stanley Hayami                                  Date